Exhibit 10.28

SECOND AMENDMENT TO

COBRA ELECTRONICS CORPORATION

DEFERRED COMPENSATION PLAN

FOR SELECT EXECUTIVES

WHEREAS, Cobra Electronics Corporation, a Delaware Corporation (the “Company”), has heretofore adopted and maintains a nonqualified deferred compensation plan titled the “Cobra Electronics Corporation Deferred Compensation Plan for Select Executives” (the “Plan”) for the benefit of a select group of management and highly compensated employees; and

WHEREAS, the Company desires to amend the Plan with respect to requirements of section 409A of the Internal Revenue Code of 1986, as amended;

NOW THEREFORE, pursuant to the power of amendment contained in Section 11 of the Plan, the Plan is hereby amended, effective December 31, 2008, as follows:

1. Section 2(c) of the Plan (i.e., the definition of “Cause”) is hereby amended to delete the phrase “, of which the Participant is convicted,” as it appears therein.

2. Section 3 of the Plan is hereby amended by adding at the end thereof two new paragraphs which read as follows:

Notwithstanding the preceding provisions of this Section 3, any amounts to be paid to the Participant pursuant to this Section 3 shall not be made before the day that is six months after the day of his termination of employment. To the extent any such payments would otherwise be made before such six-month anniversary day if not for the preceding sentence, such payments will be made to the Participant on the first business day that is six months after the day of his termination of employment.

For purposes of the Plan, the determination of whether the Participant’s employment with the Company has terminated and, if so, the time at which such termination occurs and the effective date of such termination, shall be the same determination as whether the Participant has a “separation from service” with the Company as defined and determined pursuant to section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”), and regulations and other guidance promulgated by the Internal Revenue Service (the “IRS”) with respect thereto. In other words, the term “termination of employment” and similar terms are intended for purposes of the Plan to have the same meaning as the term “separation from service” as defined and determined pursuant to IRC §409A and regulations and other guidance promulgated by the IRS with respect thereto.

3. Section 4 of the Plan is hereby amended to read as follows:

(a) In the event that the Participant dies before the first day of the Payment Period, the Participant’s designated beneficiary shall be entitled to receive on the first regular Company pay day following the Participant’s death a single lump sum payment in an amount equal to the present value of a hypothetical payment scheduled to be made every two weeks for a period of ten years beginning on the first regular Company pay day following the Participant’s death of an amount equal to one-twentysixth (1/26) of 50% of the Participant’s annual salary for the calendar year during which the Participant’s death occurs, provided, however, that the Participant’s salary for such year shall be determined as if the Participant had remained employed by the Company through December 31 of such calendar year and the Participant’s annual salary remained the same as of the date of the Participant’s death. Any present value determined pursuant to this paragraph (a) shall be determined by the certified public accounting firm that prepares the Company’s audited annual financial statements at the time of the Participant’s death using a discount rate equal to the annual interest rate of 10-year Treasury securities for the month containing the Participant’s date of death plus one percent.

(b) In the event that the Participant dies on or after the first day of the Payment Period, the Participant’s designated beneficiary shall be entitled to receive on the next scheduled payment date in the Payment Period a single lump sum payment in an amount equal to the present value of a hypothetical payment scheduled to be made every two weeks beginning on the first regular Company pay day following the Participant’s death and continuing for the remainder of the Payment Period of an amount equal to the bi-weekly payment amount to be received by the Participant prior to his death pursuant to the second sentence of Section 3. If the Participant dies on or after the first day of the Payment Period but prior to having received his first payment amount pursuant to Section 3 (i.e., the Participant dies during the first six months of the Payment Period), the amount of such single lump sum payment shall be increased by an amount equal to the product of (i) such bi-weekly payment amount, times (ii) the number of consecutive two-week periods beginning on the first day of the Payment Period and ending immediately before the first regular payroll period following the Participant’s death. Any present value determined pursuant to this paragraph (b) shall be determined by the certified public accounting firm that prepares the Company’s audited annual financial statements at the time of the Participant’s death using a discount rate equal to the annual interest rate of 10-year Treasury securities for the month containing the Participant’s date of death plus one percent.

(c) A Participant’s designated beneficiary shall be the person or entity designated by the Participant in a writing delivered to the Compensation Committee. If no such designation has been made, or if the designated beneficiary predeceases the Participant, the Participant’s designated beneficiary shall be (a) the surviving spouse of such Participant, (b) if there is no surviving spouse, the surviving children of the Participant, in equal shares, (c) if there is no surviving spouse and no surviving children, the executor or administrator of the estate of the Participant or (d) if there is no surviving spouse and no surviving children and if no executor or administrator has been appointed for the estate of the Participant within sixty days following the date of the Participant’s death, the person or persons who would be entitled under the intestate succession laws of the state of the Participant’s domicile to receive the Participant’s personal Estate, in equal shares.

4. The first sentence of Section 6 of the Plan is hereby amended to read as follows:

If a Participant or his beneficiary believes he is entitled to benefits pursuant to the Plan in an amount greater than those which he is receiving or has received, he may file a claim with the Compensation Committee; provided, however, that such claim is filed within 90 days of the latest date upon which the payment could have been timely made to the Participant in accordance with the terms of the Plan.

5. Section 6 of the Plan is hereby amended by adding at the end thereof a new sentence which reads as follows:

If the Compensation Committee determines that the Participant is entitled to benefits pursuant to the Plan in an amount greater than those which he has received, such additional benefits shall be paid to the Participant in a lump sum no later than the end of the first calendar year of the Participant in which the Compensation Committee makes such determination.

6. Section 11 of the Plan is hereby amended by adding at the end thereof a new sentence which reads as follows:

Upon a termination, cancellation or rescission of the Plan, all payments to which a Participant or his beneficiary is entitled shall be made pursuant to the terms of the Plan as in effect prior to such termination, cancellation or rescission; provided, however, that if the Plan is terminated in connection with a “change in control event,” within the meaning of regulations or other guidance promulgated by the IRS under IRC §409A, the Compensation Committee, as constituted immediately prior to such event, may elect, in its sole discretion, to pay out all payment amounts to the Participant or his beneficiaries within 12 months after the occurrence of such event to the extent not inconsistent with such regulations or guidance.

7. The Plan is hereby amended by adding at the end thereof a new Section 14 which reads as follows:

14. Compliance With Section 409A of Code. Notwithstanding any provision of Section 11 or 13 to the contrary, the Plan is intended to comply with the provisions of IRC §409A and shall be interpreted and construed accordingly. If the calculation of any amount to be paid on a specified date pursuant to this Plan is not administratively practicable due to events beyond the Participant’s control, such amount shall be deemed to have occurred on the date specified in this Plan if paid promptly upon the calculation of such amounts and not later than the end of the first calendar year during which the calculation of such amounts is administratively practicable, within the meaning of U.S. Treasury Regulation § 1.409A-3(d). The Company shall have the sole discretion and authority to, and may in its sole discretion, amend the Plan, unilaterally and at any time, to satisfy any requirements thereof or guidance provided by the U.S. Treasury Department to the extent applicable to the Plan, provided that no such amendment shall result in the reduction of any payment amount to the Participant or his beneficiary.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers this 4th day of December, 2008.

COBRA ELECTRONICS CORPORATION

By:	/s/ Michael Smith
Title:	Senior Vice President & CFO